Exhibit 99.1

Contact: Jennifer Cook Williams

Director

Corporate Communications

and Investor Relations

650-266-3200

CELL GENESYS REPORTS SECOND QUARTER FINANCIAL RESULTS

SOUTH SAN FRANCISCO, CA, July 28, 2003-Cell Genesys, Inc. (Nasdaq: CEGE) reported a net loss of $19.1 million, or $0.51 per share, for the quarter ended June 30, 2003. This compares with a net income of $6.5 million, or $0.17 per share, in the same quarter of 2002, which resulted from a one-time licensing payment. Cell Genesys ended the quarter with approximately $134.8 million in cash, cash equivalents and short-term investments, including restricted cash and investments, and in addition, held approximately 7.9 million shares of its former subsidiary, Abgenix, Inc.

Following the close of the second quarter, Cell Genesys received a $28.5 million signature payment relating to a newly announced strategic alliance with Novartis AG for oncolytic virus therapies. Minimal revenue was recognized in the second quarter of 2003, compared with $31.1 million in revenue for the comparable period in 2002, which resulted primarily from a one-time payment for a gene activation licensing agreement with Transkaryotic Therapies. The company's research and development costs for the quarter were $22.6 million, compared with $17.8 million for the second quarter of 2002, an increase that can be attributed principally to the company's expanding clinical trials in both its GVAX® cancer vaccine and oncolytic virus therapy programs.

"During the quarter, we continued to make progress in advancing our lead product program-GVAX® prostate cancer vaccine-toward Phase 3 development and reported positive interim results from a second Phase 2 trial of the vaccine at the recent American Society of Clinical Oncology (ASCO) meeting," stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. "We were also pleased to announce last week the signing of a global strategic alliance with Novartis AG for our earlier stage product program for oncolytic virus therapies."

Second Quarter 2003 and Other Recent Highlights:
  Reported interim data at the American Society of Clinical Oncology (ASCO) Annual Meeting from the company's second Phase 2 trial of GVAX® prostate cancer vaccine in patients with hormone-refractory metastatic prostate cancer. The study, which was designed to evaluate potential treatment regimens for Phase 3, demonstrated the safety and clinical activity of the vaccine as measured by three independent measurements of antitumor activity including ICTP (carboxy-terminal telopeptide of type I collagen), a measure of the bone destruction that occurs when prostate cancer spreads to the bone, PSA (prostate-specific antigen), and prostate cancer-associated antibodies.
  Reported initial data at the American Society of Clinical Oncology (ASCO) Annual Meeting from the company's Phase 1/2 trial for GVAX® cancer vaccine for multiple myeloma, a type of bone marrow cancer. Combination therapy with transplantation and GVAX® myeloma vaccine resulted in two complete responses, six partial responses, two patients with stable disease and one patient with progressive disease, and the three remaining patients were not yet evaluable. Two of the responders, who had progressed after transplantation, demonstrated antitumor activity following GVAX® vaccination as measured by reductions in the myeloma-associated circulating protein. Treatment with GVAX® myeloma vaccine to date has been safe and well tolerated.
  Announced a global alliance with Novartis AG (NYSE: NVS) for the development and commercialization of oncolytic virus therapies. Under the agreement, Cell Genesys acquired exclusive worldwide rights to the oncolytic virus therapy products and related intellectual property of Genetic Therapy, Inc. (GTI), an affiliate of Novartis, and received a signature payment of $28.5 million from Novartis. In exchange, Cell Genesys has issued to Novartis 1,999,840 shares of common stock with the result that Novartis has become the holder of approximately five percent of Cell Genesys' currently outstanding common stock.
  Elected Carol C. Grundfest to the position of vice president, regulatory affairs and project management. Prior to joining Cell Genesys, Ms. Grundfest served as executive director of project management and strategic planning at Systemix, Inc. and GTI, Inc. (affiliates of Novartis AG). Ms. Grundfest also held senior regulatory positions with Roche Global Development and Syntex, as well as served as assistant vice president, R&D at the Pharmaceutical Research and Manufacturers of America. Ms. Grundfest brings over 20 years of regulatory affairs and project management experience in the pharmaceutical industry. Ms. Grundfest received an M.H.S. in environmental health sciences from The Johns Hopkins University, School of Public Health and a B.S. in Biology from Stanford University.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is pursuing three cancer product platforms-GVAX® cancer vaccines, oncolytic virus therapies and cancer gene therapies. Clinical trials of GVAX® vaccines are under way in prostate cancer, lung cancer, pancreatic cancer, leukemia and myeloma. Clinical programs of oncolytic virus therapies include CG7870 for prostate cancer. Preclinical studies are in progress for additional GVAX® cancer vaccines, oncolytic virus therapies and cancer gene therapies for multiple types of cancer. Cell Genesys' majority-owned subsidiary, Ceregene, Inc., is focused on gene therapies for neurologic disorders. Cell Genesys also continues to hold an equity interest in its former subsidiary, Abgenix, Inc., an antibody products company. Cell Genesys is headquartered in South San Francisco, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company's website at www.cellgenesys.com.

Cell Genesys will host its quarterly conference call to discuss events that occurred during the second quarter of 2003 at 8:30 a.m. PDT on Tuesday, July 29, 2003. Investors may listen to the webcast of the conference call live on Cell Genesys' website. A replay of the webcast will be available for at least 48 hours following the call. Alternatively, investors may listen to a replay of the call by dialing 800-475- 6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for 48 hours following the call. Please refer to access number 691047.

Statements made herein about the company and its subsidiaries, other than statements of historical fact, including statements about the company's progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company's Annual Report on Form 10-K for the year ended December 31, 2002 dated March 31, 2003 as well as Cell Genesys' reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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[7/28/03]

CELL GENESYS, INC.
SELECTED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA
(unaudited, in thousands except per share data)

                                                    Three Months Ended            Six months ended
                                                           June 30,                    June 30,
                                               --------------------------  --------------------------
                                                   2003          2002          2003          2002
                                               ------------  ------------  ------------  ------------
Revenue under collaborative agreements....... $         13  $     31,102         1,051  $     35,697
                                               ------------  ------------  ------------  ------------

Operating expenses:
  Research and development...................       22,578        17,800        43,636        34,363
  General and administrative ................        6,930         4,348        11,971         8,006
                                               ------------  ------------  ------------  ------------
Total operating expenses.....................       29,508        22,148        55,607        42,369
                                               ------------  ------------  ------------  ------------
Income (loss) from operations................      (29,495)        8,954       (54,556)       (6,672)
Gain on sale of Abgenix, Inc. common stock...        7,288            --         7,288            --
Interest and other income....................        1,350         2,165         3,281         4,582
Interest expense.............................       (1,411)         (436)       (1,710)         (845)
                                               ------------  ------------  ------------  ------------
Income (loss) before minority interest
   and income taxes..........................      (22,268)       10,683       (45,697)       (2,935)
Income (loss) attributed to minority interest           --          (175)           --            96
                                               ------------  ------------  ------------  ------------
Income (loss) before income taxes............      (22,268)       10,508       (45,697)       (2,839)
Benefit (provision) for income taxes.........        3,172        (4,027)        9,226           502
                                               ------------  ------------  ------------  ------------
Net income (loss)............................ $    (19,096) $      6,481       (36,471) $     (2,337)
                                               ============  ============  ============  ============
Basic net income (loss) per common share..... $      (0.51) $       0.18         (0.98) $      (0.07)
                                               ============  ============  ============  ============
Diluted net income (loss) per common share... $      (0.51) $       0.17         (0.98) $      (0.07)
                                               ============  ============  ============  ============
Weighted average shares of common stock
     outstanding - basic ....................       37,193        35,645        37,060        35,635
                                               ============  ============  ============  ============
Weighted average shares of common stock
     outstanding - diluted...................       37,193        37,855        37,060        35,635
                                               ============  ============  ============  ============

BALANCE SHEET DATA
(in thousands)

                                                        June 30, 2003   December 31, 2002
                                                        -------------   -----------------
                                                          (unaudited)        (Note 1)
Cash, cash equivalents and short-term investments,
   including restricted cash and investments........... $    134,840     $    166,905
Receivable from Transkaryotic Therapies, Inc...........           --           15,000
Investment in Abgenix common stock.....................       82,494           64,076
Other current assets...................................        2,211            1,340
Property and equipment, net............................      173,664          157,215
Other assets...........................................          799            1,312
                                                         ------------   -----------------
Total assets........................................... $    394,008     $    405,848
                                                         ============   =================

Current liabilities.................................... $     67,209     $     63,051
Long-term obligations..................................      112,711          104,017
Series B preferred stock...............................        5,580            7,632
Stockholders' equity...................................      208,508          231,148
                                                         ------------   -----------------
Total liabilities and stockholders' equity............. $    394,008     $    405,848
                                                         ============   =================

Note 1. Derived from audited financial statements.